Exhibit 10.6

NON-MANAGEMENT DIRECTOR

STOCK APPRECIATION RIGHTS AGREEMENT

Post Holdings, Inc. (the “Company”), effective                      , 20         (“Grant Date”), grants to [NAME] (“SAR Holder”) this Stock Appreciation Right (the “SAR”) relating to                     shares of its Stock at an exercise price of $             (“Exercise Price”) per share pursuant to the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the “Plan”). Subject to the provisions of the Plan and the following terms, SAR Holder may exercise this SAR as set forth below by tendering to the Company (or its designated agent), irrevocable written notice of exercise, which will state the number of Shares under the SAR to be exercised. Upon the exercise of all or a portion of the SAR, the SAR Holder shall receive from the Company an amount by which the Fair Market Value of the underlying Stock exceeds the Exercise Price of the exercised portion of the SAR. Such amount of appreciation on the underlying shares shall be paid to the SAR Holder in shares of Stock based on the Fair Market Value of such Shares on the date of exercise. All determinations of fair market value shall be made by the Corporate Governance and Compensation Committee of the Company’s Board of Directors in accordance with the Plan. In lieu of fractional shares, the amount to be paid upon exercise shall be rounded down to the nearest whole number of Shares.

NOW THEREFORE, the Company and SAR Holder agree, for and in consideration of the terms hereof, as follows:

1.	Exercise—This SAR shall become fully exercisable [three years] from the Grant Date. Upon the exercise, the SAR Holder may sell enough shares to cover current Federal and state income tax obligations on the exercise of the shares with the remaining shares to be held by the SAR Holder until he or she ceases serving as a Director of the Company. Subject to the provisions of the Plan and any vesting and other terms herein, the SARs remain exercisable through the tenth anniversary of the Grant Date (“Expiration Date”), unless the SAR Holder is no longer providing services to the Company, in which case the SARs are exercisable only if permitted by, and in accordance with, the provisions of paragraph 2 below.

2.	Accelerated Exercise—Notwithstanding the above, this SAR shall become exercisable in full before the normal exercise date set forth in paragraph 1 upon the occurrence of any of the events set forth below while SAR Holder is providing services to the Company (“Accelerating Event”) and shall remain exercisable for the periods specified below or until the Expiration Date, whichever occurs first. Thereafter, the unexercised portion of this SAR is forfeited and may not be exercised. Accelerating Events include the following:

a.	SAR Holder’s death (exercisable for three years);

b.	SAR Holder’s voluntary termination or retirement (whether pursuant to any mandatory retirement provision of the Company’s Articles of Incorporation, Bylaws or Board resolution, or otherwise) at or after attainment of age 72 (exercisable for three years);

c.	SAR Holder’s voluntary termination due to mental or physical impairment resulting in his inability to serve as a Director (exercisable for three years);

d.	Occurrence of a Change in Control Date while serving as a Director (exercisable upon an occurrence of a Change in Control Date and for six months after the Change in Control Date); or

e.	SAR Holder’s voluntary termination, or termination due to expiration of SAR Holder’s term without re-election to a subsequent term, other than under circumstances set forth in paragraphs 2.b., 2.c., or 2.d. (exercisable for 90 days).

3.	Forfeiture—Notwithstanding anything to the contrary contained in the Plan, this SAR is subject to forfeiture if SAR Holder is removed from his or her position as a Director for cause in accordance with the Company’s Articles and Bylaws and the corporation laws of the State of Missouri or if SAR Holder fails to exercise this SAR within the appropriate period set forth in paragraph 2, but shall not be subject to forfeiture for any other reason. Following forfeiture, no portion of this SAR may be exercised.

4.	This Stock Appreciation Rights Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof. The SAR Holder shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the SAR Holder in the Plan shall be on the basis of a warranty by the SAR Holder that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

5.	No amendment or modification of this SAR shall be valid unless the same shall be in writing and signed by the Company and SAR Holder. The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the SAR Holder’s rights under this Stock Appreciation Rights Agreement.

6.	During the lifetime of the SAR Holder, the SARs shall be exercisable only by the SAR Holder. The SARs shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the SAR Holder may request authorization from the Committee to assign his or her rights with respect to the SARs granted herein to a trust or custodianship, the beneficiaries of which may include only the SAR Holder, the SAR Holder’s spouse or the SAR Holder’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the SAR Holder may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the SAR Holder under the Plan and this Agreement and shall be entitled to all the rights of the SAR Holder under the Plan.

ACKNOWLEDGED AND ACCEPTED:	POST HOLDINGS, INC.

BY:
[NAME], SAR Holder		[NAME] Secretary

Date

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